Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Iris Energy Limited
Sydney, NSW, Australia

We hereby consent to the incorporation by reference into this Post-Effective Amendment No. 2 on Form F-3 to the Registration Statement on Form F-1 (No. 333-267568) of our report dated September 13, 2022, with respect to the audit of the consolidated financial statements of Iris Energy Limited as of June 30, 2022, 2021 and 2020 and for the years then ended, which report appears in the Annual Report on Form 20-F for the year ended June 30, 2023 for Iris Energy Limited.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ArmaninoLLP
Dallas, Texas
September 13, 2023